EXHIBIT 99.1

Internet Security Systems Stockholders Approve IBM Merger Agreement

ATLANTA — October 16, 2006 — Internet Security Systems, Inc. (ISS) (NASDAQ: ISSX) today announced that at a special meeting of stockholders held today, the Company’s stockholders approved the Agreement and Plan of Merger, dated August 23, 2006, by and among International Business Machines Corporation, Aegis Acquisition Corp. and Internet Security Systems, Inc.

ISS currently expects the transaction to close on or about October 23, 2006, subject to the satisfaction or waiver of remaining closing conditions. Upon closing of the merger, ISS will become a wholly-owned subsidiary of IBM, and ISS’ common stock will consequently no longer be listed on The NASDAQ Global Select Market.

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About IBM

For more information about IBM, go to www.ibm.com.

About Internet Security Systems, Inc.

Internet Security Systems, Inc. (ISS) is the trusted security advisor to thousands of the world’s leading businesses and governments, providing preemptive protection for networks, desktops and servers. An established leader in security since 1994, the ISS Proventia® integrated security platform is designed to automatically protect against both known and unknown threats, keeping networks up and running and shielding customers from online attacks before they impact business assets. ISS products and services are based on the proactive security intelligence of its X-Force® research and development team — the unequivocal world authority in vulnerability and threat research. The ISS product line is also complemented by comprehensive Managed Security Services and Professional Security Services. For more information, visit the ISS Web site at www.iss.net or call Heidi Litner at 404-236-3763.

Internet Security Systems is a trademark and Proventia and X-Force are registered trademarks of Internet Security Systems, Inc. All other companies and products mentioned are trademarks and property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, fulfillment of conditions to, and the expected timing of, the closing of the proposed merger. The following additional factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the timing and results of required regulatory review and approval of the proposed merger; and those factors discussed in the Section entitled “Risk Factors” in Part II Item 1A of ISS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. ISS disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in ISS’ expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.